Filed Pursuant to Rule 433

Registration No. 333-180289

FREE WRITING PROSPECTUS

Dated September 20, 2012

HSBC: An overview An introduction to HSBC ??With assets totalling US$2.691 trillion, HSBC is one of the world’s largest banking and financial services organizations??HSBC is rated one of the top 20 safest banks in the world by Global Finance. Banks were selected based on an evaluation of long-term credit ratings and total assets of the 500 largest banks worldwide*??HSBC’s truly international network of approximately 6,900 offices in 84 countries and territories across the globe ??HSBC has a unique and longstanding presence in international and emerging markets *Global Finance Magazine, Ratings as of March 2012 Source: HSBC Holdings Plc 2011 Interim Results and company website. HSBC Figures as of June 2012.

HSBC: The global bank *Source: Bloomberg through September 4, 2012 1850: HSBC Bank USA’s predecessor bank, Marine Midland, is founded in Buffalo, New York to finance the shipping trade along the Great Lakes. 1865: The founding member of the group, the Hong Kong and Shanghai Banking Company Limited, is opened to finance growing trade between China and the West. The company’s businesses serve customers in the following key areas: retail banking and wealth management, credit cards, specialty insurance products, commercial banking, private banking, asset management, and global banking and markets. HSBC has travelled a long way since its beginnings in 1865 – from a small local bank to a leader in global banking and finance with a strong presence in the United States. The key dates below and on the following page highlight HSBC’s progression in the U.S. HSBC in the United States HSBC North America Holdings Inc is one of the ten largest bank holding companies in the United States with assets totalling US$317 billion as of June 2012*. ??Headquartered in London, HSBC operates through long-established businesses and has an international network of around 6,900 offices in 84 countries and territories??HSBC serves over 60 million customers through its subsidiaries and associates??HSBC Holdings plc shares are held by over 221,000 shareholders in 134 countries and territories??Earnings are diversified across six geographical regions: Europe, Hong Kong, Rest of Asia-Pacific, Middle East and North Africa, North America and Latin America Figures as of 6/30/2012 Market Capitalization in US$ billions* HSBC: Connecting people, companies and markets worldwide.

1980: Marine Midland Bank is renamed HSBC Bank USA and the holding company HSBC Americas Inc is renamed HSBC USA Inc. 1999: HSBC’s representation in New York is substantially enhanced by the acquisition of Republic New York Corporation, which is then combined with HSBC Bank USA. At the time of acquisition, it created the third largest depository institution in New York State and the tenth largest bank in the US, based on assets. * Source: FFEIC The organizational chart above is not a full representation of the ownership structure of HSBC Holdings plc. and is intended only to depict key North American subsidiaries of HSBC Holdings plc. HSBC Holdings plc HSBC North America Holdings Inc HSBC Finance Corporation HSBC USA Inc HSBC Bank USA, N.A. HSBC Markets (USA) Inc HSBC Securities (USA) Inc As shown below, in the organization chart highlighting key North American subsidiaries of HSBC Holdings plc, HSBC USA Inc. and HSBC Bank USA N.A. are both wholly owned subsidiaries of HSBC Holdings plc. HSBC USA Inc. is a U.S. bank holding company whose principal subsidiary is HSBC Bank USA N.A. HSBC Bank USA, N.A. is a federally chartered bank that is a member bank of the Federal Deposit Insurance Corporation (FDIC) and is regulated by the Office of the Comptroller of the Currency (OCC). ?? HSBC USA Inc. – in the form of SEC registered notes ?? HSBC Bank USA, N.A. – in the form of FDIC insured Certificates of Deposit Prior to investing in any obligation issued by HSBC USA Inc. or HSBC Bank USA, N.A., you should carefully review the related disclosure document to understand the risks related to the obligation and the specific issuer. This brochure discusses a number of different HSBC entities and you should fully inform yourself about the specific HSBC issuer prior to making any investment in their obligations. HSBC Holdings plc, HSBC North America Holdings Inc. and other affiliated entities are not liable for any of the obligations of HSBC USA Inc. or HSBC Bank USA, N.A. HSBC North America Holdings Inc is one of the ten largest bank holding companies in the United States. The following entities are active issuers of debt in the U.S. markets:

6% 10% 8% 12% 15% 7% 11% 14% 9% 13% HSBC USA Inc. Citibank Wells Fargo JPMorgan Chase Bank of America SunTrust U.S. Bank HSBC USA Inc. Citibank Wells Fargo JPMorgan Chase Bank of America SunTrust 10% 14% 12% 16% 19% 20% 21% 11% 15% 18% 13% 17% U.S. Bank Private Banking Retail Banking and Wealth Management Global Banking and Markets Commercial Banking 38% 10% 34% 19% HSBC USA Inc. has filed a registration statement (including a prospectus) with the SEC for the offering to which this free writing prospectus relates. Before you invest in any security offering by HSBC USA Inc., you should read the prospectus in that registration statement and other documents HSBC USA Inc. has filed with the SEC for more complete information about HSBC USA Inc. and such offering. You may get these documents for free by visiting EDGAR on the SEC’s web site at www.sec.gov. Alternatively, HSBC Securities (USA) Inc. or any dealer participating in this offering will arrange to send you the prospectus if you request them by calling toll-free 1-866-811-8049. 120919_56571 *A credit rating reflects the creditworthiness of the respective entity and is not indicative of the market risk associated with any investment nor is it a recommendation to buy, sell or hold any investment, and it may be subject to revision or withdrawal at any time by the assigning rating organization. Each rating should be evaluated independently of any other rating. **HSBC USA Inc. key capital metrics through June 30, 2012. Total Capital Ratio: 20.61% Tier 1 Capital Ratio: 14.34% Source for competitor ratios: Company call reports from FDIC. ??HSBC USA Inc. has many deposit sources HSBC in the U.S.: Maintaining a stable deposit base through turbulent markets Tier 1 Capital Ratio** HSBC USA Inc. vs other top U.S. banks – 2Q’12 Total Capital Ratio** ***Source: HSBC USA Inc. 10Q, through June 30, 2012 Moody’s* HSBC Bank USA, N.A. HSBC USA Inc Issuer Rating A1 n/a Long Term Bank Deposits Rating A1 n/a Senior Unsecured Debt Rating A1 A2 Fitch* HSBC Bank USA, N.A. HSBC USA Inc Long Term Bank Deposits Rating AA n/a Senior Unsecured Debt Rating AA AA S&P* HSBC Bank USA, N.A. HSBC USA Inc Long Term Local Issuer Credit Rating AA- A+ Credit ratings consistently high across all major rating agencies. Information about HSBC Bank USA, N.A. CD issuances and HSBC USA Inc note issuances below. Source: Bloomberg June 2012 ??HSBC USA Inc. relies primarily on deposits Liability Sources of Funding*** HSBC USA Inc. – Deposits*** HSBC CERTIFICATES OF DEPOSITS AND SEC REGISTERED NOTES Total deposits Long-term Debt Short-term Borrowings 80% 7% 13%